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 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594

                                  PRESS RELEASE


                   CONTACT                              RELEASE
              Karen M. L. Whelan                       Immediately
              Phone:  (804) 359-9311
              Fax:    (804) 254-3594
              Email:  investor@universalleaf.com


             Universal Names Thomas H. Johnson to Board of Directors
                    Richmond, VA o May 10, 2001 / PRNEWSWIRE

      Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, today announced the election of Thomas H. Johnson to Universal's Board of Directors. Mr. Johnson is Chairman, President, and Chief Executive Officer of Chesapeake Corporation and has over 20 years of experience in the paper and packaging industries. He has extensive expertise in international operations and markets and has actively managed joint ventures and international subsidiaries in 52 countries.

      Mr. Johnson served as a U. S. Naval Officer and is a Vietnam veteran. He holds an MBA from Harvard University and a degree in Industrial Engineering from Georgia Institute of Technology and is actively involved in numerous civic, professional, and academic organizations.

      Mr. Harrell noted, "Mr. Johnson has extensive knowledge of the international tobacco industry and has operating experience in many of the overseas locations where Universal does business. We look forward to having the benefit of his experience and knowledge in his role as a member of Universal Corporation's Board of Directors."

      Universal Corporation (NYSE: UVV) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 2000, were approximately $3.4 billion. For more information, visit Universal's web site at www.universalcorp.com.

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